MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”), dated as of November 15, 2017, is by and between Columbia Management Investment Advisers, LLC (the “Investment Manager”), a Minnesota limited liability company, and Columbia Funds Series Trust II, Columbia Funds Variable Series Trust II, each a Massachusetts business trust, and Columbia Funds Series Trust, a Delaware statutory trust (each a Trust and collectively, the Trusts), each acting on behalf of their series listed in Schedule A. The terms “Fund” and “Funds” are used to refer to either the Trusts or their underlying series, as context requires.

1. Services.

(a) The Fund hereby retains the Investment Manager, and the Investment Manager hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, subject to the oversight of the Board of Trustees (the “Board”), any committees thereof and/or authorized officer(s) of the Fund, to furnish the Fund continuously with investment advice; to determine, consistent with the Fund’s investment objectives, strategies and policies as from time to time set forth in its then-current prospectus or statement of additional information, or as otherwise established by the Board, which investments, in the Investment Manager’s discretion, shall be purchased, held or sold, and to execute or cause the execution of purchase or sell orders; to recommend changes to investment objectives, strategies and policies to the Board, as the Investment Manager deems appropriate; to perform investment research and prepare and make available to the Fund research and statistical data in connection therewith; and to furnish all other services of whatever nature that the Investment Manager from time to time reasonably determines to be necessary or useful in connection with the investment management of the Fund as provided under this Agreement; to provide all of the administrative services and facilities that are necessary for or appropriate to the business and effective operation of the Fund as of the date hereof that are not as of the date hereof (1) provided by employees or other agents engaged by the Fund or the Board or (2) required to be provided by any person pursuant to any other agreement or arrangement with the Fund, including the following (unless otherwise directed by the Board or a committee thereof):

(i) Providing office space, equipment, office supplies and clerical personnel;

(ii) Overseeing and assisting in the preparation of all general or routine shareholder communications;

(iii) Calculating and arranging for notice and payment of dividend, income, and capital gains distributions to shareholders of the Fund;

(iv) Accumulating information for, preparing and filing (or overseeing and assisting such persons that the Fund has retained to prepare and file) shareholder reports and other required regulatory reports and communications, including, but not limited to, reports on Form N-CR, Form N-CSR, Form N-MFP, Form N-PX, Form N-Q, Form N-SAR, annual and semi-annual reports to shareholders, proxy materials, and notices pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act”);

(v) Preparing and filing of tax reports and returns, including the Fund’s foreign, federal, state, local and excise tax returns, and issuing all tax-related information to shareholders, including IRS Form 1099 and other applicable tax forms;

(vi) Monitoring and testing the Fund’s compliance with Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable tax laws and regulations, if applicable;

(vii) Executing the pricing process, including calculating the Fund’s net asset value(s), and monitoring the reliability of the valuation information received from the independent third-party pricing services and brokers;

(viii) Coordinating and supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, underwriters, brokers and dealers, insurers, printers, Fund auditors, and other persons serving the Fund, to the extent deemed necessary or desirable by the Board, and reporting to the Board on the same;

(ix) Preparing, maintaining and filing Fund registration statements and post-effective amendments thereto and other filings required by state, federal, and local laws and regulations;

(x) Determining jurisdictions in which shares of the Fund shall be qualified for sale and qualifying and maintaining qualification in the jurisdictions in which shares of the Fund are offered for sale;

(xi) Preparing reports, information, surveys, or statistical or other analyses for third parties as deemed necessary or desirable by the Fund;

(xii) Arranging, if desired by the Fund, for Board members, officers, and employees of the Investment Manager to serve as Board members, officers, or agents of the Fund;

(xiii) Coordinating, preparing and distributing materials for Board and committee meetings, including reports, evaluations, information, surveys, statistical analyses or other materials on corporate and legal issues relevant to the Fund’s business as the Board may request from time to time;

(xiv) Providing fund accounting and internal audit services;

(xv) Publishing (or supervising publication by such persons that the Fund has retained to publish) of the Fund’s daily net asset value quotations, pricing, performance and yield information, periodic earnings reports, and other financial data, consistent with federal securities laws and the Fund’s current registration statement;

(xvi) Preparing and furnishing to the Fund such broker security transaction summaries and security transaction listings as may reasonably be requested and reporting such information to external databases;

(xvii) Assisting the Fund with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by the Investment Manager or its affiliates on behalf of the Fund so that it may be included in financial information certified by Fund officers on Form N-CSR and Form N-Q;

(xviii) Providing compliance services, as directed by the Fund’s Chief Compliance Officer, which include monitoring the Fund’s compliance with its policies and procedures and with applicable federal, state and foreign securities laws, and the rules and regulations thereunder, as applicable, including, without limitation, the 1940 Act, the Securities and Exchange Act of 1934 and the Securities Act of 1933, as amended (the “1933 Act”), each as amended from time to time, and the rules promulgated under each of the foregoing;

(xix) Monitoring the Fund’s compliance with its investment policies, objectives, and restrictions as set forth in its currently effective prospectus and statement of additional information;

(xx) Monitoring legal, tax, regulatory, and industry developments relevant to the Fund and assisting in the strategic response to such developments;

(xxi) Administering the Fund’s code of ethics and reporting to the Board on compliance therewith;

(xxii) Providing internal legal support of services provided by the Investment Manager under this Agreement;

(xxiii) Preparing and filing, or assisting with the preparation and filing, of claims in connection with class actions involving portfolio securities, handling administrative matters in connection with such litigations or settlements, and reporting to the Board regarding such matters;

(xxiv) Monitoring, budgeting, approving and arranging for payment of Fund expenses;

(xxv) Monitoring Board compliance with personal trading guidelines;

(xxvi) Obtaining and maintaining the Fund’s fidelity bond coverage and insurance coverage and administering claims thereunder, and filing any fidelity bonds and related notices with the Securities and Exchange Commission (“SEC”) as required by the 1940 Act;

(xxvii) Preparing such financial information and reports as may be required by any banks from which the Fund borrows;

(xxviii) Maintaining the Fund’s books and records in accordance with all applicable federal and state securities laws and regulations, provided that all such items maintained by it shall be the property of the Fund, and that the Investment Manager shall surrender promptly to the Fund any such items it maintains upon request, provided that the Investment Manager shall be permitted to retain a copy of all such items;

(xxix) Administering operating policies of the Fund and recommending to the officers and the Board such modifications to such policies as the Investment Manager determines necessary or appropriate to facilitate the protection of shareholders or market competitiveness of the Fund and to comply with new legal or regulatory requirements;

(xxx) Assisting the Fund in regulatory examinations, inspections or investigations of the Fund;

(xxxi) Administering the implementation of the Fund’s privacy policy (including any required distribution thereof) as required under Regulation S-P;

(xxxii) Providing legal support for closed-end funds to ensure compliance with the New York Stock Exchange listing standards, as they may be amended from time to time;

(xxxiii) Receiving and notifying the Fund of inquiries and complaints from regulators, media and the public;

(xxxiv) Implementing and maintaining, together with affiliated companies, a business continuation and disaster recovery program for the Fund;

(xxxv) Arranging for all meetings of shareholders, including collecting all information required for the preparation of proxy statements, preparing and filing with appropriate regulatory agencies such proxy statements, supervising the solicitation of shareholders and shareholder nominees in connection therewith, tabulating (or supervising the tabulation of) votes, responding to all inquiries regarding such meetings from shareholders, the public and the media, and retaining all minutes and all other records required to be kept in connection with such meetings;

(xxxvi) Maintaining and retaining all charter documents and filing all documents required to maintain the Fund’s organizational status under applicable state law and as a registered investment company; and

(xxxvii) Supervising the drafting, negotiation and maintenance of any Fund agreements.

The services provided hereunder are collectively referred to herein as the “Services.”

(b) The Investment Manager agrees: (i) to maintain an adequate organization of competent persons to provide the Services and to perform the functions herein mentioned (to the extent that such services and functions have not been delegated to a subadviser or other party); and (ii) to maintain adequate oversight over any subadvisers hired to provide services and to perform the functions herein mentioned. The Investment Manager agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Investment Manager’s performance under this Agreement and will prepare and furnish to the Board such reports, statistical data and other information relating to the investment management of, and the provision of administrative Services and facilities to, the Fund in such form and at such intervals as the Board may reasonably request.

(c) The Fund agrees that the Investment Manager may, at its own expense, subcontract for the Services (including with affiliates of the Investment Manager) or make use of its affiliated companies and their board members, trustees, officers and employees, with the understanding that the quality and scope of Management Services required to be provided under this Agreement shall not be diminished thereby, and also with the understanding that the Investment Manager shall obtain such approval from the Board and/or Fund shareholders as is required by applicable law, rules and regulations promulgated thereunder, terms of this Agreement, resolutions of the Board and commitments of the Investment Manager. The Investment Manager agrees that, in the event it subcontracts with another party for some or all of the advisory Services with respect to the Fund in reliance on its “manager-of-managers” exemptive order (Investment Company Act Release No. 25664 (July 16, 2002)) or a subsequent order containing such conditions, the Investment Manager will retain overall supervisory responsibility for the general management and investment of the Fund and, subject to review and approval by the Board, will set the Fund’s overall investment strategies (consistent with the Fund’s then-current prospectus and statement of additional information); evaluate, select and recommend one or more subadvisers to manage all or a portion of the Fund’s assets; when appropriate, allocate and reallocate the Fund’s assets among multiple subadvisers; monitor and evaluate the investment performance of subadvisers; and implement procedures reasonably designed to ensure that the subadvisers comply with the Fund’s investment objectives, policies and restrictions.

(d) In performing the Services, the Investment Manager shall (i) act in conformity with the Fund’s declaration of trust, bylaws and registration statement, as each may be modified from time to time, (ii) consult and coordinate with the Fund, as necessary and appropriate, (iii) advise and report to the Fund, as necessary or appropriate, with respect to any compliance matters that come to its attention, and (iv) comply (or cause the Fund to comply, as applicable) with all applicable law, including but not limited to the 1940 Act, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”), the 1933 Act, and the provisions of the Code applicable to the Fund to the extent it seeks to qualify as a regulated investment company.

(e) In connection with its advisory Services, the Investment Manager shall allocate investment opportunities among its clients, including the Fund, in a fair and equitable manner, consistent with its fiduciary obligations to clients. The Fund recognizes that the Investment Manager and its affiliates may from time to time acquire information about issuers or securities that the Investment Manager may not share with, or act upon for the benefit of, the Fund.

(f) The Investment Manager agrees to vote proxies and to provide or withhold consents, or to provide such support as is required or requested by the Board in conjunction with voting proxies and providing or withholding consents, solicited by or with respect to the issuers of securities in which the Fund’s assets may be invested from time to time, as directed by the Board from time to time.

(g) The Investment Manager agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the management of the assets for the Fund, including with respect to the acquisition or disposition of securities. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records that it maintains for each Fund under this Agreement are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon request.

(h) The Fund agrees that it will furnish to the Investment Manager any information that the latter may reasonably request with respect to the Services.

(i) In selecting broker-dealers for execution, the Investment Manager will seek to obtain best execution for securities transactions on behalf of the Fund, except where otherwise directed by the Board. In selecting broker-dealers to execute transactions, the Investment Manager may consider not only available prices (including commissions or mark-up), but also other relevant factors such as, without limitation, the characteristics of the security being traded, the size and difficulty of the transaction, the execution, clearance and settlement capabilities as well as the reputation, reliability, and financial soundness of the broker-dealer selected, the broker-dealer’s risk in positioning a block of securities, the broker-dealer’s execution service rendered on a continuing basis and in other transactions, the broker-dealer’s expertise in particular markets, and the broker-dealer’s ability to provide research services. To the extent permitted by law, and consistent with its obligation to seek best execution, the Investment Manager may, except where otherwise directed by the Board, execute transactions or pay a broker-dealer a commission or markup in excess of that which another broker-dealer might have charged for executing a transaction, provided that the Investment Manager determines, in good faith, that the execution is appropriate or the commission or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and other clients for which it acts as investment adviser. The Investment Manager shall not consider the sale or promotion of shares of the Fund, or other affiliated products, as a factor in the selection of broker dealers through which transactions are executed.

(j) Except for willful misfeasance, bad faith or negligence on the part of the Investment Manager in the performance of its duties, or reckless disregard by the Investment Manager of its obligations and duties, under this Agreement, neither the Investment Manager nor any of its respective directors, officers, partners, principals, employees, subcontractors or agents shall be liable for any acts or omissions or for any loss suffered by the Fund or its shareholders or creditors. To the extent permitted by applicable law, each of the Investment Manager and its respective directors, officers, partners, principals, employees and agents, shall be entitled to rely, and shall be protected from liability in reasonably relying, upon any information or instructions furnished to it (or any of them as individuals) by the Fund or its agents which is believed in good faith to be accurate and reliable. The Fund understands and acknowledges that the Investment Manager does not warrant any rate of return, market value or performance of any assets in the Fund. Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Fund may have under such laws or regulations.

2. Compensation.

(a) The Fund agrees to pay to the Investment Manager, in full payment for its Services, a fee as set forth in Schedule B.

(b) The fees payable hereunder shall be accrued daily (unless otherwise directed by the Board consistent with the prospectus and statement of additional information of the Fund) and paid on a monthly basis and, in the event of the effectiveness or termination of this Agreement, in whole or in part with respect to any Fund, during any month, the fees paid to the Investment Manager shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(c) The fees payable hereunder shall be paid in cash by the Fund to the Investment Manager within five (5) business days after the last day of each month. A “business day” shall be any day on which shares of the Fund are available for purchase.

3. Allocation of Expenses.

(a) The Investment Manager shall: (i) furnish at its expense such office space, supplies, facilities, equipment, clerical help and other personnel and services as are required to render the advisory Services contemplated to be provided by it pursuant to this Agreement, and (ii) pay the compensation of the trustees or officers of the Fund who are directors, officers or employees of the Investment Manager (except to the extent the Board shall have specifically approved the payment by the Fund of all or a portion of the compensation of the Fund’s chief compliance officer or other officer(s)).

(b) Except to the extent that such expenses are paid by the Investment Manager or its affiliates pursuant to a “unitary fee” or other arrangement, the Fund agrees to pay, and, for avoidance of doubt, the Investment Manager shall not be responsible for paying (unless it has expressly assumed such responsibility), and shall be reimbursed promptly by the Fund if it pays, any costs and expenses incidental to the organization, operations and business of the Fund, including but not limited to:

(i) All fees payable to the Investment Manager for its Services under this Agreement;

(ii) Fees payable pursuant to any plan adopted by the Fund under Rule 12b-1 under the 1940 Act;

(iii) Fees and charges of transfer, shareholder servicing, shareholder recordkeeping and dividend disbursing agents and all other expenses relating to the issuance, redemption, and exchange of shares of the Fund and the maintenance and servicing of shareholder accounts;

(iv) Fees and charges for bookkeeping, accounting, financial reporting and tax information services provided to the Fund by any person;

(v) Fees and charges for services of the Fund’s independent auditors and for services provided to the Fund by external legal counsel, including expenses of Fund litigation;

(vi) Fees and charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property;

(vii) Fund taxes and fees and charges of any person other than the Investment Manager or its affiliates for preparation of the Fund’s tax returns;

(viii) Fees and expenses payable to federal, state, or other governmental agencies, domestic or foreign, for the maintenance of the Fund’s legal existence, including the filing of any required reports, charter document amendments or other documents;

(ix) Organizational expenses of the Fund;

(x) Expenses of printing and distributing the Fund’s prospectuses, statements of additional information and shareholder reports to Fund shareholders;

(xi) Expenses of registering and maintaining the registration of the Fund under the 1940 Act and, if applicable, the 1933 Act, of qualifying and maintaining qualification of the Fund and the Fund’s shares for sale under securities laws of various states or other jurisdictions and of registration and qualification of the Fund under all laws applicable to the Fund or its business activities;

(xii) Brokerage commissions and other transaction expenses in connection with the Fund’s purchase and sale of assets;

(xiii) Premium on the bond required by Rule 17g-1 under the 1940 Act, and other expenses of bond and insurance coverage required by law or deemed advisable by the Board;

(xiv) Fees of consultants employed by the Fund, including the costs of pricing sources for Fund portfolio securities;

(xv) Board member, officer and employee compensation and expenses, which include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, all expenses of meetings of the Board and committees, and all other compensation and benefits paid to or provided for Board members, officers and employees (including insurance), except the Fund will not pay any compensation, fees or expenses of any person who is an officer or employee of the Investment Manager or its affiliates for services as a Board member, officer or agent of the Fund (except to the extent the Board shall have specifically approved the payment by the Fund of all or a portion of the expenses of the Fund’s chief compliance officer or other officer(s));

(xvi) Expenses incidental to holding meetings of Fund shareholders, including printing and supplying each record-date shareholder with notice and proxy solicitation materials, and all other proxy solicitation expenses;

(xvii) Expenses incurred in connection with lending portfolio securities of the Fund;

(xviii) Interest on indebtedness and any other costs of borrowing money;

(xix) Fees, dues, and other expenses incurred by the Fund in connection with membership of the Fund in any trade association or other investment company organization;

(xx) Other expenses payable by the Fund pursuant to separate agreements of the Fund; and

(xxi) Other expenses properly payable by the Fund, as approved by the Board.

(c) The Investment Manager agrees to pay all expenses it incurs in connection with the administrative Services, excluding any expenses contemplated to be borne by the Fund pursuant to Section 5(b) of this Agreement. For avoidance of doubt, except to the extent expressly assumed by the Investment Manager, and except to the extent required by law to be paid or reimbursed by the Investment Manager, the Investment Manager shall have no duty to pay any Fund operating expenses incurred in the organization, operation or business of the Fund.

(d) Any expenses borne by a Fund that are attributable solely to the organization, operation or business of a constituent Fund shall be paid solely out of such Fund’s assets. Any expense borne by a Fund which is not solely attributable to a constituent Fund, nor solely to any other series of shares of the Fund, shall be apportioned in such manner as the Investment Manager determines is fair and appropriate, or as otherwise specified by the Board.

(e) If, as a result of a change in applicable law, rules or regulations, or any change in the administrative Services provided as of the date hereof by any person other than the Investment Manager or its affiliates pursuant to any agreement or arrangement with the Fund, the type or quantity of administrative Services necessary for or appropriate to the business and effective operation of the Fund changes, the Investment Manager and the Fund may agree that the Investment Manager shall provide or arrange for the provision of such additional administrative services for such fee as may be mutually agreed by the parties.

4. Miscellaneous.

(a) The Investment Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement or otherwise, shall have no authority to act for or represent the Fund.

(b) The Fund acknowledges that the Investment Manager and its affiliates may perform advisory Services for other clients, so long as the Investment Manager’s advisory Services to the Fund are not impaired thereby. The Investment Manager and its affiliates may give advice or take action in the performance of duties to other clients that may differ from advice given, or the timing and nature of action taken, with respect to the Fund, and the Investment Manager and its affiliates and their respective clients may trade and have positions in securities of issuers where the Fund may own equivalent or related securities, and where action may or may not be taken or recommended for the Fund. Nothing in this Agreement shall be deemed to impose upon the Investment Manager or any of its affiliates any obligation to purchase or sell, or recommend for purchase or sale for the Fund, any security or any other property that the Investment Manager or any of its affiliates may purchase, sell or hold for its own account or the account of any other client.

(c) The Fund recognizes that the Investment Manager and its affiliates, pursuant to separate agreements, now render and may continue to render administrative Services to other investment companies and persons which may or may not have policies similar to those of the Fund and that the Investment Manager provides Administrative Services for its own investments and/or those of its affiliates. The Investment Manager shall be free to provide such administrative Services and the Fund hereby consents thereto.

(d) Neither this Agreement nor any transaction effected pursuant hereto shall be invalidated or in any way affected by the fact that Board members, officers, agents and/or shareholders of the Fund are or may be interested in the Investment Manager or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Investment Manager are or may be interested in the Fund as Board members, officers, shareholders or otherwise; or that the Investment Manager or any successor or assignee is or may be interested in the Fund as shareholder or otherwise; provided, however, that neither the Investment Manager, nor any officer, Board member or employee thereof or of the Fund, shall knowingly sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with applicable regulations, SEC orders or published SEC staff guidance.

(e) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party’s principal place of business, or to such other address as either party may designate in writing mailed to the other in accordance with this Paragraph (e).

(f) All information and advice furnished by the Investment Manager to the Fund under this Agreement shall be confidential and shall not be disclosed to unaffiliated third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Fund to the Investment Manager under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where necessary to effect transactions or provide other services to the Fund, or where the Fund requests or authorizes the Investment Manager to do so. The Investment Manager may share information with its affiliates in accordance with its privacy and other relevant policies in effect from time to time.

(g) For the avoidance of doubt, and without in any way implying that there are any third-party beneficiaries to the Agreement or any other investment advisory agreement with respect to any other series of the Trust, the Board having determined that it was not the intention of the Board in entering into each such other advisory agreement that there be any third-party beneficiaries to such agreement, no person other than the Fund and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement, and there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

(h) This Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof. Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the Commonwealth of Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

(i) A copy of the Trust’s Agreement and Declaration of Trust, as amended or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust. Furthermore, notice is hereby given that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement with respect to the series of the Trust are several and not joint.

(j) If any term, provision, agreement, covenant or restriction of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(k) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

5. Renewal and Termination.

(a) This Agreement shall continue in effect for two years from the date of its execution, and from year to year thereafter, unless and until terminated by either party as hereinafter provided, only if such continuance is specifically approved at least annually (1) by the Board or by a vote of the majority of the outstanding voting securities of the Fund and (2) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term “interested person” shall have the same meaning as set forth in the 1940 Act and any applicable order or interpretation thereof issued by the SEC or its staff. As used in this agreement, the term “majority of the outstanding voting securities of the Fund” shall have the same meaning as set forth in the 1940 Act.

(b) This Agreement may be terminated, with respect to any Fund, by either the Fund or the Investment Manager at any time by giving the other party 60 days’ written notice of such intention to terminate, provided that any termination shall be made without the payment of any penalty, and provided further that termination may be effected either by the Board or by a vote of the majority of the outstanding voting securities of the Fund.

(c) This Agreement shall terminate in the event of its assignment, the term “assignment” for this purpose having the same meaning as set forth in the 1940 Act, unless the SEC issues an order exempting such assignment from the provisions of the 1940 Act requiring such termination, in which case this Agreement shall remain in full force and effect, subject to the terms of such order.

(d) Except as prohibited by the 1940 Act, this Agreement may be amended with respect to any Fund upon written agreement of the Investment Manager and the Trust, on behalf of that Fund.

(e) In the event that, in connection with a termination, a successor or successors to any of the duties or responsibilities of the Investment Manager hereunder is/are designated by the Fund by written notice to the Investment Manager, upon such termination the Investment Manager shall promptly, and at the expense of the Fund with respect to which this Agreement is terminated, transfer to each such successor all relevant books, records, and data established or maintained by the Investment Manager under this Agreement and shall cooperate in the transfer of such duties and responsibilities.

(f) At such time as this Agreement or any extension, renewal or amendment hereof, or any similar agreement with any organization which shall have succeeded to the business of the Investment Manager, shall no longer be in effect, the Fund will cease to use any name derived from the name of the Investment Manager or of any organization which shall have succeeded to the Investment Manager’s business as investment adviser.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE SERIES TRUST II

on behalf of its series listed on Schedule A

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name:	Amy K. Johnson
Title:	Global Head of Operations